Exhibit 10.1

                EMPLOYEE CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is entered into this 20th day of August 2001 is by and amongst DUCT Construction Utility & Technologies, Inc. (the "Company") and Randall Drew (The "Employee").

         WHEREAS, Employee has served as the Company's Chief
Executive Officer since the acquisition by the Company of HK
Utility Construction, Inc.; and

         WHEREAS, the Company desires to continue to engage Employee to continue to serve as its chief executive officer and oversee corporate operations at both the Board and officer level; and

         WHEREAS, due to cash flow problems, the Company has not been able to adequately compensate the Employee;

         NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration receipt whereof is hereby acknowledged it is agreed.

         1.  TERM OF EMPLOYMENT

         The Company hereby confirms the employment of the Employee as its chief executive officer until December 31, 2001. It may be extended for an additional one year term on the mutual consent of the parties. However, this Agreement may be terminated earlier as hereinafter provided.

         2.  DUTIES OF EMPLOYEE

         The Employee shall do and perform all services, acts, or things necessary or advisable to serve as its chief executive officer including but not limited to meeting with investment bankers, identifying potential acquisition candidates, conducting


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necessary due diligence to the extent not delegated to others assist in establishing company policies and strategic planning, identify potential acquisition candidates, assist in financial planning and capital formation and such other matters as may be mutually acceptable to the Company and the Employee. However, Employee shall at all times be subject to the direction of the policies established by the Board of Directors of the Company. Employee is expected to work as much time as may be necessary to carry out Employee's job responsibilities but in no event less than 40 hours per week.

         The Employee agrees that to the best of Employee's ability and experience, Employee will at all times loyally and conscientiously perform all of the duties and obligations required of Employee either expressly or implicitly by the terms of this Agreement, and devote as much time and efforts to the Company's business as needed.

          During the term of this Agreement, or such shorter period of time should this Agreement be terminated prior to its stated termination date, Employee shall not invest in, carry on, engage in or become involved whether as an employee, agent, officer, director, stockholder (excluding ownership of not more than five percent (5%) of the outstanding shares of a publicly-held corporation which ownership does not involve managerial or operational responsibility), manager, partner, joint venturer, participant, consultant or otherwise) in any business enterprise which competes directly with the business of the Company. The restrictions set forth in this paragraph shall apply for any employment, work, operations or investment in the United States. The parties agree that this restriction is reasonable in terms of scope and duration.

         Any breach of this non-compete provision may cause irrevocable harm to the Company and as a result the parties agrees that injunctive relief may be sought as a remedy in the case of a breach and the parties hereto expressly waive any requirements to post bond in the event that injunctive relief is sought.


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         3.  COMPENSATION OF EMPLOYEE

         (a) As compensation for services to be rendered hereunder, the Employee shall receive a monthly compensation of $20,000.

         (b) As compensation for services previously rendered, the Company shall issue to the Employee a total of 70,000 shares of the Company's common stock. Said shares to be registered on form S-8.

         (c) Employee shall be offered health insurance coverage at no cost to the Employee. Employee shall also be entitled to participate in such employee benefit programs as offered by the Company to other Employees. Employee shall be entitled to an annual paid vacation of two weeks per year plus five personal days per year. Any vacation time not used may be accrued to the following year if the Employee remains employed with the Company.

         (d) The Employee shall also be reimbursed for out-of-pocket expenses incurred by the Employee in the performance of his job responsibilities. However, any reimbursable expenses in excess of $1,000 must first be approved by the Company.

         4. TERMINATION. This Agreement shall continue until December 31, 2001 and shall continue thereafter for one year terms unless terminated sooner as hereinafter provided. The Company shall have the right to terminate this Agreement for good cause or by reason of Employee's disability on thirty (30) days prior written notice to Employee. If such termination is for good cause or by reason of Employee's disability, a notice of termination specifying the nature of the good cause or disability, as the case may be shall be given Employee. If the Employee is terminated for any other reason than good cause, the Company shall be obligated to pay Employee a severance payment of the lesser of $30,000 or the remaining sums due under the agreement.


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         5.  DEFINITIONS.

         As used in this Agreement, the following terms shall have the following meanings:

                  (a) DISABILITY shall mean Employee's inability caused by mental or physical illness to satisfactory perform his obligations and duties hereunder for a consecutive period in excess of 120 days during the term of this Agreement or for a period of 180 out of a total of 360 work days

                  (b) GOOD CAUSE shall mean any breach by Employee of Employee's obligations hereunder, habitual neglect of duties, continued incapacity or inability to perform the obligations set forth in this Agreement or the conviction of any felony.

         6. NOTICE. All notices or other communications which are required or which may be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally (and receipted for) or by registered or certified mail, postage prepaid, return receipt requested. Any such notice shall be deemed effective when personally delivered or five (5) days following its deposit in the United States mail as specified.

         7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any prior agreements or understandings respecting such subject matter. Employee shall not assign any right hereunder, nor delegate any obligation, and any purported assignment or delegation by Employee shall be void. Any modification of this Agreement must be in writing and executed by both parties to this Agreement.

         8. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. In the


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event of any dispute arising under this Agreement, the prevailing party shall be entitled to recover all costs including reasonable attorneys' fees.

         10. SEVERABILITY. If any provision of this Agreement is for any reason determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above.


DUCT Utility Construction &            Employee
     Technologies, Inc.


    /s/C.Chris Kessen                    /s/Randal Drew
------------------------                 ---------------------
BY: C. Chris Kessen, pres                   Randall Drew